Exhibit 10.24

AFFYMETRIX, INC.

RESTRICTED STOCK GRANT NOTICE AND AGREEMENT

<Name>	Option Number:
<Address>	ID:
<Address>	Plan: Affymetrix Amended and
<Address>	Restated 2000 Equity Incentive Plan
<City, State, Country, Postal Code>

1.     Grant of Restricted Stock.  In consideration for Recipient’s services rendered to the Company, AFFYMETRIX, INC., a Delaware corporation (the “Company”) hereby grants to <First and Last Name> (“Recipient”) restricted shares of common stock of the Company as specified below (the “Restricted Shares”), subject to (i) the Terms and Conditions of Restricted Shares attached as Exhibit A, and (ii) the Affymetrix, Inc. Amended & Restated 2000 Equity Incentive Plan (as amended from time to time, the “Plan”) incorporated herein by reference.

2.     Definitions.  As used in this Agreement, including the Terms and Conditions of Restricted Shares, the following terms shall have the meanings set forth in this Section 2.

Grant Date:
Number of Shares:
Vesting Commencement Date:

Vesting Schedule:

Shares	Full Vest

AFFYMETRIX, INC.

By:

Exhibit A

TERMS AND CONDITIONS OF RESTRICTED SHARES

1.       Grant.  Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) to which these Terms and Conditions are attached (together with the Grant Notice, this “Agreement”), AFFYMETRIX, INC., a Delaware corporation (the “Company”), has granted to Recipient the right to receive the number of Restricted Shares under the Plan as set forth in the Grant Notice (terms used but not defined herein have the meaning set forth in the Grant Notice or the Plan).

2.       Tax Treatment.  Any withholding tax liabilities incurred in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares and any other amounts or rights hereunder shall be satisfied by (x) only at the option and request of the Company, Recipient paying to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law within one business day of the day the tax event arises or (y) unless not permitted by the Committee or the Board, the Company withholding a portion of the Restricted Shares that have vested and become non-forfeitable having a fair market value approximately equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law.  Notwithstanding the foregoing, Recipient acknowledges and agrees that he or she is responsible for all taxes that arise in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares.  The Company shall not be obligated to release any shares to Recipient unless and until satisfactory arrangements to pay such withholding taxes have been made and shall be entitled to withhold from any amounts or shares due to you hereunder or otherwise in an amount sufficient to pay its withholding obligations.

3.       Vesting.  The Restricted Shares shall become vested and non-forfeitable in installments, as shown in the Grant Notice.  No additional shares become vested after Recipient’s service in any one of the positions of an employee, consultant or director of the Company (or a subsidiary of the Company) has terminated for any reason.

4.       Termination of Service.  If Recipient’s service in any one of the positions of an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason, then all Restricted Shares that have not vested on or before the date of termination of service shall automatically be forfeited to the Company and all of Recipient’s rights with respect thereto shall cease immediately upon termination. The Company determines when Recipient’s service terminates for this purpose.

5.       Leaves of Absence.  For purposes of this Agreement, service does not terminate as a result of a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law; provided that service shall terminate when the approved leave ends, unless Recipient immediately returns to active work.

6.       Restrictions on Transfer.  Recipient may not sell, transfer, pledge or otherwise dispose of any of the Restricted Shares until after the applicable shares have become vested and non-forfeitable on the schedule set forth in the Grant Notice and have been issued to Recipient.  Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when applicable laws or Company policies prohibit a sale, transfer, pledge or other disposition.  Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.  The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

7.       Stock Certificates.  Certificates evidencing the Restricted Shares shall be issued by the Company and registered in the name of Recipient on the stock transfer books of the Company.  Unless otherwise determined by the Committee or the Board, such certificates shall remain in the physical custody of the Company or its designee at all times until the applicable shares have become vested and non-forfeitable.

8.       Stockholder Rights.  Recipient will have the same voting and other rights as the Company’s other stockholders with respect to each Restricted Share until or unless such Restricted Share is forfeited pursuant to Section 2 hereof.  Any additional shares of Common Stock or other amounts that become payable to Recipient as a result of capitalization adjustments under the Plan shall remain subject to forfeiture pursuant to Section 2 hereof and the same restrictions as the existing Restricted Shares, unless otherwise determined by the Committee or the Board.

9.       No Retention Rights.  The Restricted Shares and this Agreement do not give Recipient the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate Recipient’s service at any time, with or without cause.

10.     Adjustments.  In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this Agreement may be adjusted pursuant to the Plan.

11.     Applicable Law.  This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

12.     The Plan and Other Agreements.  The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between Recipient and the Company regarding this Agreement. Any prior agreements, commitments or negotiations concerning the Restricted Shares are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY ACCEPTING THIS AWARD, RECIPIENT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.